EXHIBIT 99.1
CERTAIN FACTORS TO CONSIDER IN CONNECTION
WITH FORWARD-LOOKING STATEMENTS
From time to time, TASER International, Inc. (“TASER” or the “Company”), through its management, may make forward-looking public statements with respect to the Company regarding, among other things, expected future revenues or earnings, projections, plans, future performance, product development and commercialization, and other estimates relating to the Company’s future operations. Forward-looking statements may be included in reports filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in press releases, other written statements, or in oral statements. The words or phrases “will likely result,” “are expected to,” “intends,” “is anticipated,” “estimates,” “believes,” “projects” or similar expressions are intended to identify “forward-looking statements” within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended, as enacted by the Private Securities Litigation Reform Act of 1995.
Forward-looking statements are subject to a number of risks and uncertainties. The Company cautions investors not to place undue reliance on its forward-looking statements, which speak only as of the date on which they are made. TASER’s actual results may differ materially from those described in the forward-looking statements as a result of various factors, including those listed below. The Company disclaims any obligation subsequently to revise or update forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, TASER hereby files the following cautionary statements identifying certain factors that could cause its actual results to differ materially from those described in its forward-looking statements.
WE ARE MATERIALLY DEPENDENT ON ACCEPTANCE OF OUR PRODUCTS BY THE LAW ENFORCEMENT AND CORRECTIONS MARKET, AND IF LAW ENFORCEMENT AND CORRECTIONS AGENCIES DO NOT PURCHASE OUR PRODUCTS, OUR REVENUES WILL BE ADVERSELY AFFECTED AND WE MAY NOT BE ABLE TO EXPAND INTO OTHER MARKETS.
A substantial number of law enforcement and corrections agencies may not purchase our conducted energy, non-lethal devices. In addition, if our products are not widely accepted by the law enforcement and corrections market, we may not be able to expand sales of our products into other markets. Law enforcement and corrections agencies may be influenced by claims or perceptions that conducted energy weapons are unsafe or may be used in an abusive manner. In addition, earlier generation conducted energy devices may have been perceived as ineffective. Sales of our products to these agencies may also be delayed or limited by these claims or perceptions.
WE SUBSTANTIALLY DEPEND ON SALES OF THE ADVANCED TASER PRODUCTS AND TASER X26 PRODUCTS, AND IF THESE PRODUCTS ARE NOT WIDELY ACCEPTED, OUR GROWTH PROSPECTS WILL BE DIMINISHED.
In 2004 and 2003, we derived our revenues predominantly from sales of the TASER brand devices and related cartridges, and expect to depend on sales of these products for the foreseeable future. A decrease in the prices of or demand for these products , or their failure to achieve broad market acceptance, would significantly harm our growth prospects, operating results and financial condition.
IF WE ARE UNABLE TO MANAGE OUR PROJECTED GROWTH, OUR GROWTH PROSPECTS MAY BE LIMITED AND OUR FUTURE PROFITABILITY MAY BE ADVERSELY AFFECTED.
We intend to expand our sales and marketing programs. Any significant expansion may strain our managerial, financial and other resources. If we are unable to manage our growth, our business, our operating results and financial condition could be adversely affected. We will need to continually improve our operations, financial and other internal systems to manage our growth effectively, and any failure to do so may lead to inefficiencies and redundancies, and result in reduced growth prospects and profitability.
WE MAY FACE PERSONAL INJURY, WRONGFUL DEATH AND OTHER LIABILITY CLAIMS THAT HARM OUR REPUTATION AND ADVERSELY AFFECT OUR SALES AND FINANCIAL CONDITION.
Our products are often used in aggressive confrontations that may result in serious, permanent bodily injury or death to those involved. Our products may cause or be associated with these injuries. A person injured in a confrontation or otherwise in connection with the use of our products may bring legal action against us to recover damages on the basis of theories including personal injury, wrongful death, negligent design, dangerous product or inadequate warning. We are currently subject to a number of such lawsuits. We may also be subject to lawsuits involving allegations of misuse of our products. If successful, personal injury, misuse and other claims could have a material adverse effect on our operating results and financial condition. Although we carry product liability insurance, significant litigation could also result in a diversion of management’s attention and resources, negative publicity and an award of monetary damages in excess of our insurance coverage. The outcome of any litigation is inherently uncertain and there can be no assurance that our existing or any future litigation will not have a material adverse effect on our revenues, our financial condition or financial results.
PENDING LITIGATION MAY SUBJECT US TO SIGNIFICANT LITIGATION COSTS, JUDGEMENTS IN EXCESS OF INSURANCE COVERAGE, AND DIVERT MANAGEMENT ATTENTION FROM OUR BUSINESS.
The Company is involved in several litigation matters relating to its products or the use of such products, as well as shareholder class actions and an informal inquiry by the Securities and Exchange Commission. Such matters could result in substantial costs to the Company and a likely diversion of our management’s attention, which could adversely affect our Company’s business, financial condition or operating results.
OUR FUTURE SUCCESS IS DEPENDENT ON OUR ABILITY TO EXPAND SALES THROUGH DISTRIBUTORS AND OUR INABILITY TO RECRUIT NEW DISTRIBUTORS WOULD NEGATIVELY AFFECT OUR SALES.
Our distribution strategy is to pursue sales through multiple channels with an emphasis on independent distributors. Our inability to recruit and retain police equipment distributors who can successfully sell our products would adversely affect our sales. In addition, our arrangements with our distributors are generally short-term. If we do not competitively price our products, meet the requirements of our distributors or end-users, provide adequate marketing support, or comply with the terms of our distribution arrangements, our distributors may fail to aggressively market our products or may terminate their relationships with us. These developments would likely have a material adverse effect on our sales. Our reliance on the sales of our products by others also makes it more difficult to predict our revenues, cash flow and operating results.
WE EXPEND SIGNIFICANT RESOURCES IN ANTICIPATION OF A SALE DUE TO OUR LENGTHY SALES CYCLE AND MAY RECEIVE NO REVENUE IN RETURN.
Generally, law enforcement and corrections agencies consider a wide range of issues before committing to purchase our products, including product benefits, training costs, the cost to use our products in addition to or in place of other non-lethal products, product reliability and budget constraints. The length of our sales cycle may range from a few weeks to as long as several years. Adverse publicity surrounding our products or the safety of such products has in the past and could in the future lengthen our sales cycle with customers. We may incur substantial selling costs and expend significant effort in connection with the evaluation of our products by potential customers before they place an order. If these potential customers do not purchase our products, we will have expended significant resources and received no revenue in return.

MOST OF OUR END-USERS ARE SUBJECT TO BUDGETARY AND POLITICAL CONSTRAINTS THAT MAY DELAY OR PREVENT SALES.
Most of our end-user customers are government agencies. These agencies often do not set their own budgets and therefore have little control over the amount of money they can spend. In addition, these agencies experience political pressure that may dictate the manner in which they spend money. As a result, even if an agency wants to acquire our products, it may be unable to purchase them due to budgetary or political constraints. Some government agency orders may also be canceled or substantially delayed due to budgetary, political or other scheduling delays which frequently occur in connection the acquisition of products by such agencies.
GOVERNMENT REGULATION OF OUR PRODUCTS MAY ADVERSELY AFFECT SALES.
Federal regulation of sales in the United States: Our devices are not firearms regulated by the Bureau of Alcohol, Tobacco, Firearms and Explosives, but are consumer products regulated by the United States Consumer Product Safety Commission. Although there are currently no federal laws restricting sales of our devices in the United States, future federal regulation could adversely affect sales of our products.
Federal regulation of international sales: Our devices are controlled as a “crime control” product by the United States Department of Commerce, or DOC, for export directly from the United States. Consequently, we must obtain an export license from the DOC for the export of our devices from the United States other than to Canada. Our inability to obtain DOC export licenses on a timely basis for sales of our devices to the majority of our international customers could significantly and adversely affect our international sales.
State and local regulation: Our devices are controlled, restricted or their use prohibited by several state and local governments. Our devices are banned from private citizen sale or use in seven states: New York, New Jersey, Rhode Island, Michigan, Wisconsin, Massachusetts and Hawaii. Law enforcement use of our products is also prohibited in New Jersey, and Rhode Island. Some municipalities, including Omaha, Nebraska and Washington, D.C. also prohibit private citizen use of our products. Other jurisdictions may ban or restrict the sale of our products and our product sales may be significantly affected by additional state, county and city governmental regulation.
Foreign regulation. Certain foreign jurisdictions, including Japan, the United Kingdom, Australia, Italy and Hong Kong, prohibit the sale of conducted energy devices, limiting our international sales opportunities.
IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, WE MAY LOSE A COMPETITIVE ADVANTAGE OR INCUR SUBSTANTIAL LITIGATION COSTS TO PROTECT OUR RIGHTS.
Our future success depends in part upon our proprietary technology. Our protective measures, including patents, trademarks and trade secret laws, may prove inadequate to protect our proprietary rights. Our United States patent on the construction of the gas cylinder used to store the compress nitrogen in our cartridges expires in 2015. Our patent on the process by which compressed gases launch the probes in our cartridges expires in 2009. The scope of any patent to which we have or may obtain rights may not prevent others from developing and selling competing products. The validity and breadth of claims covered in technology patents involve complex legal and factual questions, and the resolution of such claims may be highly uncertain, lengthy and expensive. In addition, our patents may be held invalid upon challenge, others may claim rights in or ownership of our patents.
WE MAY BE SUBJECT TO INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS, WHICH WILL CAUSE US TO INCUR LITIGATION COSTS AND DIVERT MANAGEMENT ATTENTION FROM OUR BUSINESS.
Any intellectual property infringement claims against us, with or without merit, could be costly and time-consuming to defend and divert our management’s attention from our business. If our products were found to infringe a third party’s proprietary rights, we could be required to enter into royalty or licensing agreements in order to be able to sell our products. Royalty and licensing agreements, if required, may not be available on terms acceptable to us or at all.
In early April 2001, a patent licensee sued us in the United District Court, Central District of California. The lawsuit alleges that certain technology used in the firing mechanism for our devices infringes upon a patent for which the licensee holds a license, and seeks injunctive relief and unspecified monetary damages. While the court awarded summary judgment in our favor, the plaintiff has filed a notice of appeal. An outcome that is adverse to us, costs associated with defending the lawsuit, and the diversion of management’s time and resources as a result of the claim could harm our business and our financial condition.
COMPETITION IN THE LAW ENFORCEMENT AND CORRECTIONS MARKET COULD REDUCE OUR SALES AND PREVENT US FROM ACHIEVING PROFITABILITY.
The law enforcement and corrections market is highly competitive. We face competition from numerous larger, better capitalized and more widely known companies that make other non-lethal devices and products. Increased competition may result in greater pricing pressure, lower gross margins and reduced sales. In this regard, we expect two different competitors to introduce new products in the first quarter of 2005. We are unable to predict the impact such products will have on our sales or our sales cycle, but existing or potential customers may evaluate such products which could lengthen our sales cycle and potentially reduce future sales.
DEFECTS IN OUR PRODUCTS COULD REDUCE DEMAND FOR OUR PRODUCTS AND RESULT IN A LOSS OF SALES, DELAY IN MARKET ACCEPTANCE AND INJURY TO OUR REPUTATION.
Complex components and assemblies used in our products may contain undetected defects that are subsequently discovered at any point in the life of the product. In 2002, we recalled a series of ADVANCED TASER devices due to a defective component. In connection with the recall, we incurred expenses of approximately $25,000. Defects in our products may result in a loss of sales, delay in market acceptance and injury to our reputation and increased warranty costs.
COMPONENT SHORTAGES COULD RESULT IN OUR INABILITY TO PRODUCE VOLUME TO ADEQUATELY SUSTAIN CUSTOMER DEMAND. THIS COULD RESULT IN A LOSS OF SALES, DELAY IN DELIVERIES AND INJURY TO OUR REPUTATION.
Single source components used in the manufacture of our products may become unavailable or discontinued. Delays caused by industry allocations, or obsolescence may take weeks or months to resolve. In some cases, part obsolescence may require a product re-design to ensure quality replacement circuits. These delays could cause significant delays in manufacturing and loss of sales, leading to adverse effects significantly impacting our financial condition or results of operations.
OUR REVENUES AND OPERATING RESULTS MAY FLUCTUATE UNEXPECTEDLY FROM QUARTER TO QUARTER, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE.
Our revenues and operating results have varied significantly in the past and may vary significantly in the future due to various factors, including, but not limited to: increased raw material expenses, changes in our operating expenses, market acceptance of our products and services, the outcome of any existing or future litigation, adverse publicity surrounding our products, the safety of our products, or the use of our products, the safety of our products, regulatory changes that may affect the marketability of our products, and budgetary cycles of municipal, state and federal law enforcement and corrections agencies. As a result of these other factors, we believe that period- to-period comparisons of our operating results may not be meaningful in the short term, and our performance in a particular period may not be indicative of our performance in any future period.
THE SARBANES-OXLEY ACT AND OTHER RECENT AND PROPOSED CHANGES IN SECURITIES LAWS AND REGULATIONS MAY INCREASE OUR COSTS.
The Sarbanes-Oxley Act of 2002 that became law in July 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission and the Nasdaq Stock Market, have required, and will require, changes to some of our accounting and corporate governance practices, including a report on our internal controls as required by Section 404 of the Sarbanes-Oxley Act of 2002. We expect these new rules and regulations to increase our accounting, legal and other costs, and to make some activities more difficult, time consuming and/or costly. In particular, complying with the internal control requirements of Sarbanes-Oxley Section 404 will result in increased internal efforts, significantly higher fees from our independent accounting firm and significantly higher fees from third party contractors. We also expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These new rules and regulations could also make it more difficult for us to attract and retain qualified executive officers and qualified members of our board of directors, particularly to serve on our audit committee.
WE MAY EXPERIENCE DIFFICULTIES AND INCREASED EXPENSES IN COMPLYING WITH SARBANES-OXLEY SECTION 404.
While we believe we currently have adequate internal control over financial reporting, we are required to evaluate our internal controls under Section 404 of the Sarbanes-Oxley Act of 2002 and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on our stock price.
Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, beginning with our Annual Report on Form 10-K for the fiscal year ending December 31, 2005, we will be required to furnish a report by our management on our internal control over financial reporting. Such report will contain among other matters, an assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by management. Such report must also contain a statement that our auditors have issued an attestation report on management’s assessment of such internal controls. Public Company Oversight Board Auditing Standard No. 2 provides the professional standards and related performance guidance for auditors to attest to, and report on, management’s assessment of the effectiveness of internal control over financial reporting under Section 404.
While we currently believe our internal control over financial reporting is effective, we are still performing the system and process documentation and evaluation needed to comply with Section 404, which is both costly and challenging. During this process, if our management identifies one or more material weaknesses in our internal control over financial reporting, we will be unable to assert such internal control is effective. If we are unable to assert that our internal control over financial reporting is effective as of December 31, 2005 (or if our auditors are unable to attest that our management’s report is fairly stated or they are unable to express an opinion on the effectiveness of our internal controls), we could lose investor confidence in the accuracy and completeness of our financial reports, which would have an adverse effect on our stock price.
While we currently anticipate being able to satisfy the requirements of Section 404 in a timely fashion, we cannot be certain as to the timing of completion of our evaluation, testing and any required remediation. If we are not able to comply with the requirements of Section 404 in a timely manner or if our auditors are not able to complete the procedures required by Auditing Standard No. 2 to support their attestation report, we could lose investor confidence in the accuracy and completeness of our financial reports, which would have an adverse effect on our stock price.
RECENT REGULATIONS RELATED TO EQUITY COMPENSATION WILL LIKELY RESULT IN SIGNIFICANTLY HIGHER EXPENSES AND COULD ADVERSELY AFFECT OUR ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL.
Stock options are a fundamental component of our employee compensation packages. We believe that stock options directly motivate our employees to maximize long-term stockholder value and, through the use of vesting, encourage employees to remain with us. On October 13, 2004, the Financial Accounting Standards Board (FASB) concluded that Statement 123R, Share-Based Payment, which would require all companies to measure compensation cost for all share-based payments (including employee stock options) at fair value, would be effective for interim or annual periods beginning after June 15, 2004. Statement 123R will negatively impact our earnings. Recording a charge for employee stock options under SFAS No. 123 would have decreased our net income by $7.1 million in 2004. See Note 2 to our Financial Statements. In addition, new regulations implemented by The Nasdaq Stock Market requiring shareholder approval for all stock option plans as well as new regulations implemented by the NYSE prohibiting NYSE member organizations from giving a proxy to vote on equity-compensation plans unless the beneficial owner of the shares has given voting instructions could make it more difficult for us to grant options to employees in the future. To the extent that new regulations make it more difficult or expensive to grant options to employees, we may incur compensation costs, change our equity compensation strategy or find it difficult to attract, retain and motivate employees, each of which could materially and adversely affect our business.

OUR DEPENDENCE ON THIRD PARTY SUPPLIERS FOR KEY COMPONENTS OF OUR DEVICES COULD DELAY SHIPMENT OF OUR PRODUCTS AND REDUCE OUR SALES.
We depend on certain domestic and foreign suppliers for the delivery of components used in the assembly of our products. Our reliance on third-party suppliers creates risks related to our potential inability to obtain an adequate supply of components or subassemblies and reduced control over pricing and timing of delivery of components and sub-assemblies. Specifically, we depend on suppliers of sub-assemblies, machined parts, injection molded plastic parts, printed circuit boards, custom wire fabrications and other miscellaneous customer parts for our products. We also do not have long-term agreements with any of our suppliers. Any interruption of supply for any material components of our products could significantly delay the shipment of our products and have a material adverse effect on our revenues, profitability and financial condition.
OUR DEPENDENCE ON FOREIGN SUPPLIERS FOR KEY COMPONENTS OF OUR PRODUCTS COULD DELAY SHIPMENT OF OUR FINISHED PRODUCTS AND REDUCE OUR SALES.
We depend of foreign suppliers for the delivery of components used in the assembly of our products. Due to changes imposed for imports of foreign products into the United States, as well as port closures and delays created by recent terrorist threats, we are exposed to risk of delays caused by freight carriers or customs clearance issues for our imported parts. Delays caused by our inability to obtain components for assembly could have a material adverse effect on our revenues, profitability and financial condition.
FOREIGN CURRENCY FLUCTUATIONS MAY EFFECT OUR COMPETITIVENESS AND SALES IN FOREIGN MARKETS.
The relative change in currency values creates fluctuations in product pricing for potential international customers. These changes in foreign end-user costs may result in lost orders and reduce the competitiveness of our products in certain foreign markets. These changes may also negatively affect the financial condition of some existing or potential foreign customers and reduce or eliminate their future orders of our products.
USE OF ESTIMATES MAY CAUSE ACTUAL FINANCIAL RESULTS TO DIFFER.
There can be no assurance that any liability that may ultimately result from the resolution of these matters either individually or in the aggregate will not be in excess of amounts provided by insurance coverage and will not have a material adverse effect on our business, operating results or financial condition.
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
WE FACE RISKS ASSOCIATED WITH RAPID TECHNOLOGICAL CHANGE AND NEW COMPETING PRODUCTS.
The technology associated with non-lethal devices is receiving significant attention and is rapidly evolving. While we have patent protection in key areas of electro-muscular disruption technology, it is possible that new non-lethal technology may result in competing products that operate outside our patents and could present significant competition for our products.
OUR FUTURE SUCCESS IS DEPENDENT UPON OUR ABILITY TO RAMP MANUFACTURING PRODUCTION CAPACITY WHICH WILL BE ACCOMPLISHED IN PART BY THE IMPLEMENTATION OF CUSTOMIZED MANUFACTURING AUTOMATION EQUIPMENT.
One of our key challenges is to ramp our production capacity to meet sales demand, while maintaining product quality. Our primary strategies to accomplish this include increasing the physical size of our assembly facilities, the hiring of additional production staff, and the implementation of customized automation equipment. The Company has no previous experience in implementing automation equipment, and the investments made on this equipment may not yield the anticipated labor and material efficiencies. Our inability to meet the sales demand or effectively manage our expansion or our planned move to a larger facility could have a material adverse affect our revenues, profitability and financial condition.
WE DEPEND ON OUR ABILITY TO ATTRACT AND RETAIN OUR KEY MANAGEMENT AND TECHNICAL PERSONNEL.
Our success depends upon the continued service of our key management personnel. Our success also depends on our ability to continue to attract, retain and motivate qualified technical personnel. Although we have employment agreements with certain of our officers, the employment of such persons is “at-will” and either we or the employee can terminate the employment relationship at any time, subject to the applicable terms of the employments agreements. The competition for our key employees is intense. The loss of the service of one or more of our key personnel could harm our business.